Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Infinity Augmented Reality Inc. and its subsidiary on Form S-8 (Nos. 333-188484 and 333-196185) of our report dated November 26, 2014, on our audit of the consolidated financial statements as of August 31, 2014 and for the year ended August 31, 2014 of Infinity Augmented Reality Inc. which is included in this Annual Report on Form 10-K for the year ended August 31, 2014.

/s/ Brightman Almagor Zohar & Co.

Certified Public Accountants

A Member Firm of Deloitte Touche Tohmatsu Limited

Tel Aviv, Israel

November 26, 2014